Exhibit 99.1

SIGNET INTERNATIONAL HOLDINGS “SIGN” OTCBB ANNOUNCES ACQUISITION OF MAJOR INDEPENDENT TV NETWORK,
AMG TV, WITH WORLDWIDE VIEWERSHIP

Palm Beach, Florida ……..September 17, 2009

Ernest Letiziano, Signet’s Chairman announced the acquisition of Access Media, Inc. the parent company of AMG TV, Pittsburgh, PA. Terry Elaqua, CEO of Access, reports another consecutive year of growth in the Network.  AMG TV is one of the fastest growing broadcast networks in the country, delivering TV shows that highlight Adventure, Children’s programming, Sports, and National economic and financial up dates. AMG TV also presents an assortment Music Specials, Dramas, Comedy including daily news to round out its 24/7 program schedule. AMG TV currently holds over libraries of over 5,000 titles of feature films, music and sports specials at its Pittsburgh, Dallas and New Jersey facilities. The Network recently expanded its market from the current 70 million plus TV Households in the USA to the Caribbean, New Zealand, Germany, Central and South America, and coming soon, selected markets in Asia.

“The opportunity to be associated with Signet is just the step we need to further develop our operations.” says Terry Elaqua, “The public venue and Signet’s business savvy provide us with a promising future.”

“AMG TV is a perfect addition to our business model” says Letiziano, “we are proud to welcome Terry and her talented staff to our company. Her straightforward, honest approach to business is refreshing; a quality every Wall-Streeter will appreciate. This strategic arrangement is the foundation for all of our immediate and future plans. ”

Signet International Holdings, Inc. is a publicly owned corporation (SIGN: OTCBB) who, through its subsidiaries, owns and operates television distribution worldwide and will produce sports, and entertainment programming.  Signet’s business plan is to expand its own worldwide TV Network.

Forward Looking Safe Harbor Statement:  This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include product demand, market competition, delays in website development, and risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission.  Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

   CONTACT: Ms Peggy Sowers Signet International Holdings, Inc. 561-832-2000, Ext. # 2.